Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2023, with respect to the consolidated financial statements of NET Power, LLC as of and for the years ended December 31, 2022 and 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

August 22, 2023